Articles of Incorporation

(PURSUANT TO NRS 78)

1. Name of Corporation	Left Right Marketing & Technology, Inc.
2. Resident Agent Name and Street Address; (Must be a Nevada address. where process may be 6 served)	NAME Mick Hall PHYSICAL STREET ADDRESS CITY STATE ZIP 600 Amelia Earhart Ct. Las Vegas Nevada 89119
3. Shares; (No. of shares corporation authorized to issue)	Number of shares Par value: Number of shares with par value: without par value: 50,000,000 $.001 0
4. Names, Addresses, Number of Board of Directors/Trustees:	The First Board of Directors/ 1 members whose names Trustees shall consist of addresses are as follows: 1. NAME Mick Hall STREET ADDRESS CITY STATE ZIP 6600 Amelia Earhart Ct. Las Vegas Nevada 89119
5. Purpose (Optional-See Instructions)	The purpose of this corporation shall be: To market products on the Internet and create marketing technology for the Internet.
6. Other Matters: (See Instructions)	Number of additional pages: 0
7. Names, Addresses and Signature of Incorporators: (If more than two incorporators, please attach additional pages)	William Shupe /s/ William Shupe NAME Signature STREET ADDRESS CITY STATE ZIP 6600 Amelia Earhart Ct. Las Vegas Nevada 89119
8. Certificate of Acceptance of Appointment of Resident Agent	I hereby accept appointment as Resident Agent for the above named corporation. Authorized Signature of R.A. or On Behalf of R.A. Company Date

This form must be accompanied by appropriate fees. See attached fee schedule.